Exhibit 3.88

State of Delaware Secretary of State Division of Corporations Delivered 06:40 PM 01/03/2017 FILED 06:40 PM 01/03/2017 SR 20170027008 - File Number 3444444

STATE OF DELAWARE CERTIFICATE OF MERGER OF FOREIGN CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Alion Science and Technology Corporation (“Surviving Corporation”), a Delaware corporation, and the name of the wholly-owned subsidiary being merged into this Surviving Corporation is Washington Consulting, Inc. (“Subsidiary”), a Virginia corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the Surviving Corporation and Subsidiary pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the Surviving Corporation is Alion Science and Technology Corporation, a Delaware corporation.

FOURTH: The Certificate of Incorporation of Surviving Corporation, as now in force and effect, shall continue to be the Certificate of incorporation of the Surviving Corporation.

FIFTH: The Surviving Corporation owns all of the 10,100 outstanding shares of capital stock with no par value of the Merger Subsidiary.

SIXTH: Each share of the Subsidiary issued and outstanding immediately prior to the filing of this Certificate of Merger and owned by the Surviving Corporation, shall, by virtue of the Merger and without any action on the part of the Surviving Corporation, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

SEVENTH: The Agreement of Merger is on file at the principal place of business of the Surviving Corporation at 1750 Tysons Boulevard, Suite 1300, McLean, VA 22102.

EIGHTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said Surviving Corporation has caused this certificate to be signed by an authorized officer, this 3rd day of January, 2017.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:

Name:	Brian T. Fisher
Title:	Secretary